Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospecus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Registration No.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    -----------------------------------------
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                    -----------------------------------------
                           A-Z SOUTH STATE CORPORATION
                 (Name of small business issuer in its charter)
                        --------------------------------
          UTAH                          6512                      87-0648985
     ---------------                    ----                      -----------
(State of jurisdiction of       (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                            Richard Surber, President
                          268 West 400 South, Suite 300
                           Salt Lake City, Utah 84101
                                 (801) 575-8073
         --------------------------------------------------------------
         (Address, including zip code and telephone number of principal executive offices and principal place of business and
            name, address and telephone number of agent for service)

     Approximate date of proposed sale to the public: As soon as practicable from time to time after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] _________________________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] _________________________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] _________________________.

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[ ]

                                              CALCULATION OF REGISTRATION FEE

 Title of each class of         Amount of            Dollar             Proposed           Proposed
    securities to be         securities to be     Amount to be          maximum            maximum
       registered               registered         registered        offering price       aggregate          Amount of
                                                                       per share(1)     offering price    registration fee
===========================================================================================================================
    Common Stock           4,000,000 shares         $400,000               $0.10            $400,000            $105.60
===========================================================================================================================

     (1) Estimated solely for purposes of determining the filing fee pursuant to Rule 457(f)(2) of the Securities Act of 1933.



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Preliminary Prospectus dated December 26, 2000

                           A-Z SOUTH STATE CORPORATION

                4,000,000 shares of $0.001 par value Common Stock
                        Purchase Price of $0.10 per share


The Offering:
                                    Per Share     Total
                                    ---------     -----
Public Price                        $0.10         $400,000
Underwriting Discounts/
      Commissions                   $0.00         $0.00
Proceeds to
      A-Z South State Corp.         $0.10         $400,000

This is a "self-underwritten" public offering, with no minimum purchase requirement.

     (1) We are not using an underwriter for this offering. See "Plan of Distribution."

     (2) The commissions shown do not include legal, accounting, printing, and related costs incurred in making this offering. We will need to pay all such costs, which we estimate to be $20,000.

     (3) There is no arrangement to place the proceeds from this offering in an escrow, trust or similar account. Any funds raised from this offering will be immediately available to the Company for its use.

Our company,  A-Z South State Corporation,  is a Utah corporation engaged in the
business  of  real  estate   investment.   We  currently  own  and  operate  one
single-story 7,000 square-foot building in downtown Salt Lake City, Utah.

We plan to buy more investment properties which we believe are undervalued, compared to their cash flows and estimated resale value. Our acquisition strategy is to identify properties with favorable financing arrangements already in place, assume that financing, and satisfy any new down- payments with nominal cash payments or some combination of cash and our own common stock.


This is an initial public offering of common stock. Before this offering, there was no public trading market for our stock, and no assurance can be given that an active market will ever develop. The offering price for our stock may not be the same as the market price for our stock after the offering.

This offering involves a high degree of risk, and the securities offered by this prospectus are highly speculative. You should only buy this stock if you can afford to lose your entire investment. See "Risk Factors" (beginning on page 6) and "Dilution" (beginning on page 11) to read about risks you should carefully consider before buying this stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether the information in this prospectus is truthful or complete. It is a criminal offense for anyone to inform you otherwise.

The information in this prospectus will be subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities, nor may we accept offers to buy, until the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall we sell any of these securities, in any state where such offer, solicitation or sale would be unlawful before registration or qualification under such state's securities laws.

Inside front cover page of prospectus
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS
                                                                            Page
Summary  ......................................................................4
Summary of Selected Financial Information  ....................................5
Risk Factors  .................................................................6
Use of Proceeds  .............................................................10
Determination of Offering Price  .............................................10
Dilution  ....................................................................11
Plan of Distribution  ........................................................13
Legal Proceedings ............................................................14
Directors, Executive Officers, Promoters &
     Control Persons  ........................................................14
Security Ownership of Certain Beneficial
     Owners and Managers  ....................................................16
Description of Securities ....................................................16
Interest of Named Experts and Counsel  .......................................17
Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities...........................17
Certain Relationships and Related Transactions................................18
Description of Business ......................................................18
Management's Discussion and Analysis or
      Plan of Operation  .....................................................20
Description of Property ......................................................21
Market for Common Equity and Related Transactions  23
Executive Compensation .......................................................24
Financial Statements  ...............................................F-1 to F-10
Changes in and Disagreements with Accountants
     on Accounting and Financial Disclosure...................................24

                           A-Z South State Corporation
                                   Offering of
                        4,000,000 Shares of Common Stock

                                   PROSPECTUS

                                December 26, 2000

A-Z South State Corporation intends to become a fully reporting company and intends to file with the Securities and Exchange Commission (the "SEC") all reports and other information required under the Securities Exchange Act of 1934. The public may read and copy, at certain prescribed rates, such material at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a website at http://www.sec.gov, which contains reports, proxy, other information statements, and other information regarding issuers that file electronically.

Our stock currently has no public trading market. Once this Form SB-2 becomes effective, we intend to file a Form 15c2-11 and apply for a listing on the Over the Counter Bulletin Board (OTCBB). We believe obtaining a listing on the OTCBB will provide some liquidity for our shareholders and create a public market for our securities. However, there is no guarantee that the Company will obtain a listing or that a public market for our securities will develop, even if we do obtain a listing on the OTCBB.

We do not plan to send annual reports to our shareholders. However, upon request we will send our shareholders a copy of our annual report (which will include audited financial statements) free of charge. We will also provide free of charge, to each person who has received a prospectus, a copy of any information incorporated herein by reference. To request such information, call (801) 575-8073 or write to: Richard D. Surber, President, A-Z South State Corporation, 268 West 400 South, Suite 300, Salt Lake City, Utah 84101.

First page of the prospectus
                                     SUMMARY

The following summary highlights the more detailed information and financial statements (with notes) appearing elsewhere in this prospectus. It is only a summary. We urge you to read the entire prospectus carefully, especially the risks of investing in our common stock as discussed in the "Risk Factors" section (beginning on page 6).

                           A-Z SOUTH STATE CORPORATION

A-Z South State Corporation was formed under Utah law on November 30, 1999 as a wholly owned subsidiary of Axia Group, Inc., a Nevada corporation. Our executive office is at 268 West 400 South, Suite 300, Salt Lake City, Utah, 84101, and our telephone number is (801) 575-8073. Our registered statutory office is at the same address. We use the terms "Company" and "we" in this prospectus to refer to A-Z South State Corporation, unless the context indicates otherwise.

The Company invests in real estate. On November 30, 1999, we bought a one-story 7,000 square foot retail building near downtown Salt Lake City, located at 1374 South State Street. The building is divided into two rentable spaces, one representing 64% of the total area and the other representing 36%. At December 31, 1999, the Company had two lease agreements in place, one calling for monthly rent of $3,800 (expiring in January 2004) and the other calling for monthly rent of $1,600 (expiring in December 2001). In January 2000, the tenant with the $1,600 lease defaulted. In June 2000, that tenant was replaced with a new tenant, who leased the space for $1,700 per month until December 31, 2001. These leases together represent an average annual rental rate of $9.48 per square foot. The building competes for tenants with other retail space on State Street, which is a significant commercial zone extending for several miles through Salt Lake City.

Our business plan is to buy more investment properties which we believe are undervalued, compared to their cash flows and estimated resale value. We plan to identify properties with favorable financing arrangements already in place, assume that financing, and satisfy any new down-payments with nominal cash payments or a combination of cash and our own common stock. We plan to lease our properties primarily to commercial tenants. We are prepared to make limited improvements to our properties, so that we can increase occupancy, improve cash flows, and enhance potential resale value.

                                  THE OFFERING

Securities Offered.

                    4,000,000 shares of common stock.

Shares of Common Stock Outstanding.

                    Before Offering...................................10,000,000
                    After Offering....................................14,000,000

Use of Proceeds by The Company.

                    The Company will use the proceeds from this offering to (1) pay costs of the offering (estimated at $20,000); (2) pay off the payable to its parent company ($121,814); (3) improve the building (estimated at $110,000); and (4) acquire new properties (estimated at $148,186).

Risk Factors

                    The stock offered by this prospectus is speculative and involves a high degree of risk. Investors should not buy this stock unless they can afford to lose their entire investment. (See "Risk Factors" beginning on page 6.)

                       SUMMARY OF SELECTED FINANCIAL DATA


                                                            Nine Months  Ended                One Month Ended
                                                            September 30, 2000               December 31, 1999
                                                            ------------------               -----------------
REVENUE
   Rental revenue                                              $ 47,525                            $ 4,125
     TOTAL REVENUE                                               47,525                              4,125
                                                               ========                           ========

GENERAL & ADMINISTRATIVE EXPENSES                                15,677                              1,709
                                                                -------                          ---------
     NET INCOME FROM OPERATIONS                                  31,848                              2,416
                                                                -------                          ---------
OTHER INCOME (EXPENSE):
   Interest expense                                            (28,881)                               -
                                                              ---------                          ---------
     NET INCOME BEFORE INCOME TAXES                           $   2,967                              2,416
                                                              =========                          =========
PROVISION FOR INCOME TAXES                                        1,186                                966
                                                              ---------                          ---------

NET INCOME                                                    $   1,781                           $  1,450
                                                              =========                          =========


BALANCE SHEET DATA
     Working Capital (Deficit)                                (135,032)                          (135,063)
     Total Assets                                               534,023                            534,093
     Total Liabilities                                          520,792                            522,643
     Minority Interest                                              -0-                                -0-
     Shareholder's Equity                                        13,231                             11,450

Income (Loss) Per Common Share
    Income (Loss) Before Minority Interest                         0.00                               0.00
    Minority Interest in Loss                                       -0-                                -0-
    Net income (loss) per weighted average common
           share outstanding                                       0.00                               0.00
    Weighted average number of common shares
           outstanding                                       10,000,000                         10,000,000


                                  RISK FACTORS

The stock offered in this prospectus involves a high degree of risk, and you should carefully consider the possibility that you may lose your entire investment. Given this possibility, we encourage you to evaluate the following risk factors and all other information contained in this prospectus before buying the common stock of A-Z South State Corporation. Any of the following risks, alone or together, could adversely affect our business, our financial condition, or the results of our operations, and therefore the value of your stock.

Risks Related to A-Z South State's Business

1. A-Z South State's Real Estate Investments Are Inherently Risky and Dependent on Rental Income.

Real estate investments are inherently risky. The value of a real estate investment company's stock depends largely on the rental income and the capital appreciation generated by the properties which the investment company owns. If our properties do not generate enough cash flow from rental income to meet operating expenses (such as debt service, capital expenditures and tenant improvements), our ability to develop our business and become profitable will be adversely affected.

Income from real estate investments may be adversely affected by a number of factors, including:

o the general economic climate and local real estate conditions (such as too much supply or too little demand for rental space, as well as changes in market rental rates);

o prospective tenants' perceptions of a building's safety, convenience and attractiveness, or the overall appeal of a particular building;

o the property owner's ability to provide adequate management, maintenance and insurance;

o    expenses for periodically renovating, repairing and re-letting spaces;

o rising operating costs for our properties (including real estate taxes and utilities), which we may not be able to pass through to tenants because of their leases;

o falling operating costs for competing properties, which would allow them to undercut our rental rates;

o rising unemployment rates in the area, which may reduce the demand for rental space;

o adverse changes in zoning laws, tax laws, or other laws affecting real estate or businesses in the area;

o    damage from earthquakes or other natural disasters;

o    mortgage interest rates and the availability of financing.

Some significant expenses associated with real estate investment (such as mortgage payments, real estate taxes, insurance and maintenance costs) are fixed and generally can not be reduced if circumstances cause lower rental incomes from a building. For example, if we can not meet the mortgage payments, we could lose some or all of our investment in a building due to foreclosure on the property.

2. Our Real Estate Investment Has Limited Liquidity and No Certainty of Capital Appreciation.

Our real estate investment has limited liquidity. Real estate investments in general are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We cannot ascertain whether we will be able to sell an investment when a sale would be advantageous or necessary. The sale price may not be enough to recoup the amount of our investment. Accordingly, the Company can provide no assurance that the value of its properties will appreciate.

There are numerous uncertainties in estimating real estate values and prospective appreciation value. The estimated values set forth in appraisals are based on various comparisons to other property sales; predictions about market conditions such as demand, vacancy rates, prospective vacancy rates, renewal terms and other factors; assumptions about the property's condition, conformance with laws and regulations, absence of material defects; estimates of lease revenues and operating expenses; and other factors. Any significant change in these comparisons, predictions, assumptions, and estimates, most of which are beyond our control, could materially and adversely affect the market values and appreciation potential of our properties.

3. We Compete with Substantially Larger Companies to Acquire Suitable Buildings.

The commercial real estate market is highly competitive. We compete with substantially larger companies for the acquisition, development and operation of properties that fit within the parameters of our business plan.. Some of these companies are national or regional operators with far greater resources than ours. The presence of these competitors may significantly impede our business growth or survival.

4. We May Not Be Able to Collect Enough Rent.

Our business would be adversely affected if a significant number of tenants in our property failed to meet lease obligations or if we could not lease a significant amount of vacant space. If a tenant defaulted on a lease, we might experience a delay before the courts enforced our rights against the tenant. We could lose cash flow if a major tenant declared bankruptcy, which could result in non-payment of rent and also a complete termination of the tenant's lease. No assurance can be given that our tenants will faithfully pay their rent.

5. Our Operating Costs Could Rise to Unacceptable Levels.

Our income could be seriously affected by rising operating expenses such as: cleaning; electricity; heating, ventilation and air-conditioning; elevator repair and maintenance; insurance and administrative costs, security, landscaping, building repairs and maintenance, and regulatory compliance. While commercial tenants often must pay a portion of these escalating costs, there can be no assurance that they will agree to pay these costs or that their payments will fully cover them. If operating expenses increase, the local rental market, or local laws, or the lease, may limit how much we can increase rents to meet expenses. If we cannot control operating costs or raise rents to cover them, our cash flow and financial condition may be adversely affected.

6. We Are Dependent On Key Personnel and Have No Employment Agreements or Full-Time Employees.

We are dependent on the services of Richard D. Surber, our president and director. We do not have an employment agreement with him, and losing his services would likely have an adverse effect on our ability to conduct business. Further, the Company has no full time employees. We expect to use consultants, managers, attorneys and accountants as necessary and do not anticipate a need for any full time employees.

7. We Will Need New Funding ,Which May Not Be Available, In Order to Fully Execute Our Business Plan.

Our business plan-buying undervalued buildings-will depend on our ability to raise more money. Management and shareholders have not committed to provide new funding. We have not investigated sources, availability, or terms for new funding. There is no assurance that funding will be available from any source or, if available, that it can be obtained on acceptable terms. If we can not obtain new funding, our operations could be severely limited.

8. Environmental Liability Could Affect Our Real Estate Investments.

We do not know of any environmental liability affecting our property that would have a material adverse effect on our business. However, various federal, state and local environmental laws make a real estate owner liable for the costs of removal or remediation of certain hazardous or toxic substances on a property. These laws often impose environmental liability regardless of whether the owner was responsible for-or knew of-the presence of hazardous substances. The presence of hazardous substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent a property or to borrow using the property as collateral. No assurance can be given that the environmental assessments of our property revealed all environmental liabilities, or that a material, adverse environmental condition does not exist on our property.

9. We May Face an Uninsured Loss.

We carry comprehensive insurance for liability, fire, extended coverage and rental loss relating to our real estate, with policy specifications, insured limits and deductibles customarily carried for similar properties. However, there are certain types of losses (such as civil disturbance or pollution) which are either uninsurable or too expensive to insure. If an uninsured loss or a loss in excess of insured limits occurs, our investment in a property as well as anticipated future revenues could be lost. Meanwhile, obligations on any mortgage debt for the property would continue. Therefore, any uninsured loss could adversely affect our financial condition and results of operation.

10. The Americans With Disabilities Act and Similar Legislation May Increase Our Costs.

The Americans with Disabilities Act of 1980 (ADA) requires that commercial facilities and places of public accommodation be accessible to disabled people. A number of additional federal, state and local laws impose other requirements on owners concerning access by disabled people. We may need to make both structural and non- structural changes to our property in order to comply with the ADA and similar laws. Noncompliance could result in government fines or an award of damages to a private litigant. Although we believe that our property complies substantially with such laws, we may incur additional costs, which we cannot fully ascertain now, to ensure compliance in the future. While we do not expect the prospective costs of compliance to have a material effect on our operations, a potential for substantial costs exists. If changes are required and are more costly than currently anticipated, our financial condition and results of operations could be adversely affected.

Risks Related to the Building

11. One of Our Tenants Has A Lease that Expires December 31, 2001.

Our tenant renting 36% of the building has a lease that expires December 31, 2001. We believe he will renew the lease, but he has not committed to renew at this time. If our tenant does not renew his lease, and if we can not find an acceptable replacement tenant immediately, our building's operations would be severely affected.

12. We Have No  Assurance  that the  Building  Will  Remain  Occupied at Current
Levels.

Our retail building is located in the Northeast Sector of Salt Lake City along State Street, one of the city's major thoroughfares, and is comparable to other retail buildings of the "anchorless strip mall" type, meaning they have no large "anchor" store in the development. In the Northeast sector of Salt Lake City, overall vacancy rates for retail space have fluctuated about 1 1/2 percentage points over the past three years from an average of 2.68% in 1997 to an average of 4.18% in 1999. Our vacancy rate is currently 0%. Overall vacancy rates for anchorless strip mall properties in Salt Lake City have increased about 5% over the past 3 years, from a little less than 4% in 1997 to almost 9% by mid-2000. There can be no assurance that the trend towards more vacant space in downtown retail properties will not continue or that it will not affect our type of retail space.

We are unable to predict whether we will need to forego rental increases or reduce rental rates in order to maintain or increase the level of occupancy in our building. Should our vacancy rate rise, we may be unable to maintain our tenant base without reducing rental fees, which would adversely affect the Company's revenues.

Further, we can provide no assurance of continued tenant occupancy. We cannot presume that current tenants will renew their leases upon expiration of their terms or that current tenants will not attempt to terminate their leases prior to the expiration of their lease terms. Should either of these possibilities occur, we might not be able to locate qualified replacement tenants. Any increase in our vacancy rate might in turn result in insufficient cash flow to pay for operating expenses and any debt service that may be associated with the property.

Risks Related to Investment

13. Our Stock Value Is Dependent On Our Ability To Generate Net Cash Flows.

A large portion of any potential return on our common stock will be dependent on our ability to generate net cash flows. If we can not operate our commercial property at a net profit, there will be no return on shareholder's equity, and this could well result in a loss of share value. No assurance can be given that we will be able to operate at a net profit now or in the future.

14. Our Common Stock Has No Prior Market, And Value May Decline After the Offering.

There is no public market for our common stock, and no assurance can be given that a market will develop or that any shareholder will be able to liquidate its shares without considerable delay, if at all. The trading market price of our common stock may decline below the offering valuation. If a market should develop, the price may be highly volatile. In addition, an active public market for our common stock may not develop or continue. The Risk Factors discussed in this "Risk Factors" section may significantly affect the market price of our stock. Owing to the low price of our stock, many brokerage firms may not be willing to deal in our stock. Even if a buyer finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of this stock as collateral for loans. Thus, you may be unable to sell or otherwise realize the value of your investment in our stock.

15. Our Shareholders May Face Significant Restrictions on the Resale of Our Stock Due to State Blue Sky Laws.

Each state has its own securities laws, often called "blue sky laws," which (1) limit sales of stock to a state's residents unless the stock is registered in that state or qualifies for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or else it must be exempt from registration. Also, the broker must be registered in that state,. We do not know whether our stock will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our stock.

Accordingly, you should consider the resale market for our securities to be limited. Shareholders may be unable to resell their stock, or may be unable to resell it without the significant expense of state registration or qualification.

16. There May Be Significant Restrictions on Resale of Our Stock Due To Federal Penny Stock Regulations.

Our stock differs from many stocks, in that it is a "penny stock." The SEC has adopted a number of rules to regulate "penny stocks." These rules include, but are not limited to, Rules 3a5l-l, 15g-1, 15g-2, 15g-3, 15g-4, 15g- 5, 15g-6 and
15g-7 under the Securities Exchange Act of 1934, as amended. The rules may affect your ability to sell your shares in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold it to them. The mark-ups or commissions charged by broker-dealers may be greater than any profit a seller can make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold it to them. In some cases, the stock value may fall quickly. Investors may be unable to gain any profit from any sale of the stock, if they can sell it at all.

                                 USE OF PROCEEDS

The Company will use the proceeds from this offering in the following manner, and in the following order of priority:



 Priority      Use of Proceeds                                      Est'd Cost
 --------      ---------------                                      ----------
     1         Costs of offering                                       $20,000
     2         Pay off payable to parent corporation                  $121,814
     3         Upgrades to building at 1374 So. State
                    -New Roof (+\- $50,000)
                    -Stucco Exterior (+\- $40,000)
                    -Front Canopy (+\- $10,000)
                    -Parking lot paving (+\-$7,000)
                    -Windows (+\- $3,000)                             $110,000
     4         Funds to acquire new properties                        $148,186



                         DETERMINATION OF OFFERING PRICE

This is the initial public offering of the Company's common stock, and before this offering there was no public trading market in the Company's stock. As a result, the initial public offering price for the 4,000,000 shares being registered in this offering was determined in a largely arbitrary manner, with no reference to established criteria of value. The factors considered in determining the offering price were our financial condition and estimated prospects, our limited operating history, the amount of our company liabilities we hope to pay off, and the general condition of the securities market. The offering price is not an indication of and is not based on the actual value of the Company and bears no relation to the book value, assets, or earnings of the Company. The offering price should not be regarded as an indicator of the future price of the stock.

                                    DILUTION

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completing this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly because we have arbitrarily determined the offering price for the shares offered in this prospectus. Dilution also occurs because of the lower book value of the shares held by our current stockholders.

As of September 30, 2000, the net tangible book value of our shares of common stock was $13,231 or approximately $0.001 per share, based on 10,000,000 shares outstanding.

Upon completion of this offering, if 100% of the offered shares are sold, the net tangible book value of the 14,000,000 shares to be outstanding will be $413,231, or approximately $0.030 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.029 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.030 per share.

Upon completion of this offering, if 75% of the offered shares are sold, the net tangible book value of the 13,000,000 shares to be outstanding will be $313,231, or approximately $0.024 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.023 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.024 per share.

Upon completion of this offering, if 50% of the offered shares are sold, the net tangible book value of the 12,000,000 shares to be outstanding will be $213,231, or approximately $0.018 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.017 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.018 per share.

Upon completion of this offering, if 25% of the offered shares are sold, the net tangible book value of the 11,000,000 shares to be outstanding will be $113,231, or approximately $0.010 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.009 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.010 per share.

After completion of this offering, if 4,000,000 shares are sold, the new investors will own approximately 29% of the total number of shares then outstanding, for which they will have made a cash investment of $400,000, or $0.10 per share. Our current stockholders will own approximately 71% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $10,000, or approximately $0.001 per share.

After completion of this offering, if 3,000,000 shares are sold, the new investors will own approximately 23% of the total number of shares then outstanding, for which they will have made a cash investment of $300,000, or $0.10 per share. Our current stockholders will own approximately 77% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $10,000, or approximately $0.001 per share.

After completion of this offering, if 2,000,000 shares are sold, the new investors will own approximately 17% of the total number of shares then outstanding, for which they will have made a cash investment of $200,000, or $0.10 per share. Our current stockholders will own approximately 83% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $10,000, or approximately $0.001 per share.

After completion of this offering, if 1,000,000 shares are sold, the new investors will own approximately 9% of the total number of shares then outstanding, for which they will have made a cash investment of $100,000, or $0.10 per share. Our current stockholders will own approximately 91% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $10,000, or approximately $0.001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

EXISTING STOCKHOLDERS

Price per share..........................................................$ 0.001
Net tangible book value per share before offering........................$ 0.001
Net tangible book value per share after offering.........................$ 0.030
Increase to present stockholders in net tangible book
     value per share after offering......................................$ 0.029
Capital contributions....................................................$10,000
Number of shares outstanding before the offering......................10,000,000
Number of shares after offering
     held by existing stockholders....................................10,000,000
Percentage of ownership after offering.......................................71%

PURCHASERS OF SHARES IN THIS OFFERING IF ALL SHARES SOLD

Price per share...........................................................$ 0.10
Dilution per share.......................................................$ 0.070
Capital contributions..................................................$ 400,000
Number of shares after offering held by public investors...............4,000,000
Percentage of ownership after offering.......................................29%

PURCHASERS OF SHARES IN THIS OFFERING IF 75% OF SHARES SOLD

Price per share...........................................................$ 0.10
Dilution per share.......................................................$ 0.076
Capital contributions..................................................$ 300,000
Number of shares after offering held by public investors...............3,000,000
Percentage of ownership after offering.......................................23%

PURCHASERS OF SHARES IN THIS OFFERING IF 50% OF SHARES SOLD

Price per share...........................................................$ 0.10
Dilution per share.......................................................$ 0.082
Capital contributions..................................................$ 200,000
Number of shares after offering held by public investors...............2,000,000
Percentage of ownership after offering.......................................17%

PURCHASERS OF SHARES IN THIS OFFERING IF 25% OF SHARES SOLD

Price per share...........................................................$ 0.10
Dilution per share........................................................$ 0.09
Capital contributions..................................................$ 100,000
Number of shares after offering held by public investors...............1,000,000
Percentage of ownership after offering........................................9%

                              PLAN OF DISTRIBUTION

We plan to offer and sell a maximum of 4,000,000 shares of A-Z South State Corporation's $0.001 par value common stock to the public at a purchase price of ten cents ($0.10) per share. The offering will be made on a "self-underwritten" basis, meaning we will sell shares through our director, Ed G. Haidenthaller, without an underwriter, and without any selling agents. The offering will be made on a continuous basis until September 30, 2001, when this offering will end. There will be no extensions to this offering. This is not an underwritten offering. The gross proceeds from this offering will be $400,000 if all the shares offered are sold. No commissions or other fees will be paid, directly or indirectly, to any person or firm in connection with solicitation of sales of the shares.

There is no minimum investment or minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow or trust account during the offering period, and no money will be returned to you once we accept your subscription. Once the SEC declares this offering effective, the shares of common stock represented by the offering will be registered pursuant to Section 5 of the Securities Act of 1933.

We will sell the shares in this offering through Ed G. Haidenthaller, one of our directors. Mr. Haidenthaller will contact individuals and corporations with whom he has an existing or past pre-existing business or personal relationship and will offer to sell them our common stock. Mr. Haidenthaller will receive no commission from the sale of any shares. Mr. Haidenthaller will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker- dealer. The conditions are that:

     1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

     2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

     3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

     4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Haidenthaller is not subject to disqualification, is not being compensated, and is not associated with a broker- dealer. Mr. Haidenthaller is and will continue to be one of our directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or an associated person of a broker/dealer. Mr. Haidenthaller has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. Mr. Haidenthaller intends to contact persons with whom he had a past or has a current personal or business relationship and solicit them to invest in this offering.

Procedures for Subscribing: If you decide to subscribe for any shares in this offering, you must:

     1.  execute and deliver to us a subscription agreement; and

     2.  deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "A-Z SOUTH STATE CORPORATION."

Right to Reject Subscriptions: We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. We will immediately return all monies from rejected subscriptions to the subscriber, without interest or deductions. We will accept or reject subscriptions for securities within 48 hours after we receive them.

Regulation M of the Securities and Exchange Act of 1934 (which replaced Rule 10b-6) may prohibit a broker/dealer from engaging in any market making activities with regard to a company's securities. Under ss.242.104 of Regulation M, stabilizing is prohibited except for the purpose of preventing or retarding a decline in the market price of a security. We do not plan to engage in any passive stabilizing activities.

Once the SEC declares this offering effective, the shares of common stock represented by the offering will be registered pursuant to Section 5 of the Securities Act of 1933.

                                LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding or litigation, and none of our property is the subject of a pending legal proceeding. Further, the officers and directors know of no legal proceedings against us or our property contemplated by any person, entity or governmental authority.

           DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS & CONTROL PERSONS

The following persons are officers and directors of the Company as of the date of this prospectus:

         Name                    Age           Position
         ----                    ---           --------
Richard D. Surber                27            President and Director
Ed G. Haidenthaller              38            Director
Bruce M. Pritchett               35            Director

Richard D. Surber, 27, was appointed as the Company's first director and as its president on November 30, 1999, and will serve as director until the next annual meeting of the Company's shareholders.

Mr. Surber graduated from the University of Utah with a Bachelor of Science degree in Finance and then with a Juris Doctorate with an emphasis in corporate law, including securities, taxation, and bankruptcy. Since 1992, he has gained extensive experience serving as an officer and/or director of many public and private companies.

Mr. Surber has served as an officer and/or director of the following public companies: Axia Group, Inc., our parent corporation and a holding company whose subsidiaries invest in real estate and provide financial consulting services (president and director from 1992 to the present); Chattown.com Network, Inc., an Internet company which is unrelated to the Company (president and director from June, 1999 to April 10, 2000); Kelly's Coffee, Group, Inc., a shell company whose plan is to acquire an unidentified company (president and director from May, 1999 to the present); China Mall USA.com, Inc., a former subsidiary of Axia Group, Inc., which is currently a non-reporting Chinese Internet company and unrelated to our Company (president and director from 1992 to June, 1999);
Eurotronics Corporation, a shell company which is currently unrelated to the Company and whose post-1996 operations if any are not known (president and director, 1994-1996); Area Investment Development Company, a shell corporation, unrelated to the Company, which recently acquired an Internet business whose content revolves around religious events (president and director, 1994-1996); Youthline USA, Inc., an unrelated company that distributes educational newspapers to children in grades K-12 (secretary and director from April 6, 1999 to July 29,1999); CathayOne, Inc., a Chinese Internet content provider, unrelated to the Company, which is also the parent of several subsidiaries doing business with China (president and director April, 1998 - September, 1998);
Golden Opportunity Development Corporation, a wholly owned subsidiary of Axia Group, Inc., which operates a 134-room hotel in Baton Rouge, Louisiana (president and director from September, 1999 to present); and Power Exploration, Inc., an oil and gas company (director from January 28, 2000 to the present).

Ed G. Haidenthaller, 38, was appointed as a director of the Company on November 30, 2000 and will serve as director until the next annual meeting of the Company's shareholders.

Mr. Haidenthaller obtained a Bachelor of Science degree, with honors, from Weber State University in Ogden, Utah, where he majored in corporate finance, and an Executive Master's of Business Administration degree from the University of Utah, with a special emphasis on international business. He has ten years of experience managing numerous finance departments and businesses.

Mr. Haidenthaller is the current Chief Financial Officer of Axia Group, Inc., a publicly traded company. He was the Assistant Controller for the First Security Van Kasper Division, the brokerage and capital markets division of First Security Corporation, a multi-billion dollar bank whose stock at the time was publicly traded on the New York Stock Exchange and has since been acquired by Wells Fargo & Company, another publicly traded company. He has also managed a government facility with a 100+ person staff, has been involved in the startup of many multi-million dollar projects, and has managed two groups of qualified benefit plans with assets of $10 million and $30 million respectively.

Bruce M. Pritchett, 35, was appointed as a director of the Company on November 30, 2000 and will serve as director until the next annual meeting of the Company's shareholders.

Mr. Pritchett studied at Stanford University in Palo Alto, California in 1990 under a full-tuition FLAS Fellowship; obtained a Juris Doctor degree in 1992 from the University of Washington in Seattle, where he was Managing Editor of the Pacific Rim Law & Policy Journal; and earned a Bachelor of Arts degree, cum laude, in 1989 from Brigham Young University in Provo, Utah.

Mr. Pritchett is an attorney whose practice emphasizes securities and corporate law. He was the President, CEO, and a director of the publicly traded company Premier Brands, Inc. from December 1999 to June 2000. He is presently corporate counsel for Hudson Consulting Group, Inc., one of Axia Group, Inc.'s corporate consulting subsidiaries, and is listed in Who's Who in American Law.

He owned his own private law practice from 1996 to 1998, was an associate attorney at the law firm of Hanson, Epperson & Smith from 1994 to 1996, and was a judicial law clerk to Chief Judge George Shields of the Washington State Court of Appeals from 1992 to 1993. Mr. Pritchett has 8 years of experience in the legal field.

No other person is expected to make a significant contribution to the Company who is not identified in this prospectus as an executive officer or director of the Company.

All executive officers are appointed by the board and hold office until the board appoints their successors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of the Company's common stock as of November 30, 2000, with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of November 30, 2000, there were 10,000,000 shares of common stock issued and outstanding.

                                                                   Nature of            Amount of
    Title of Class                Name and Address                 Ownership            Ownership           Percent of class
    --------------                -----------------                ---------            ---------           ----------------
     Common Stock                 Axia Group, Inc.                  Direct              10,000,000                100 %
     ($0.001 par              268 West 400 South, # 300
        value)               Salt Lake City, Utah 84101

     Common Stock                 Richard D. Surber              Beneficial(1)          10,000,000                100 %
     ($0.001 par               Director and President
        value)                268 West 400 South, # 300
                             Salt Lake City, Utah 84101

     Common Stock            All Directors and Executive          Beneficial            10,000,000                100 %
     ($0.001) par                Officers as a Group
        value

------------------------
     (1) Richard Surber is the president and a director of Axia Group, Inc., thereby controlling our company.

                           DESCRIPTION OF SECURITIES

General

The Company's authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001, of which 10,000,000 are issued and outstanding as of November 30, 2000. There is no authorized preferred stock, and there are no options, warrants or other instruments convertible into shares outstanding.

Shares of Common Stock

Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all actions to be taken by stockholders. In the event of a liquidation, dissolution or wind-up of the Company, the holders of common stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock. There are no dividend, voting, preemptive or other rights associated with the Company's common stock, except those generally provided under state law.

The Company has not paid any cash dividends since inception and does not anticipate doing so in the foreseeable future. The future payment of cash and non-cash dividends, if any, on the common stock is within the discretion of the board of directors and will depend on the Company's earnings, capital requirements, financial condition and other relevant factors. No assurance can be made that any cash or non-cash dividends will be paid on the common stock in the future.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" (as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933) whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in the Company.

Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for the Company by Michael Golightly, an attorney licensed in the states of Texas and Utah.

Experts

The financial statements of the Company as of December 31, 1999 and September 30, 2000 included in this prospectus have been audited by Mantyla McReynolds, Certified Public Accountants, our independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                  DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

A-Z South State's Articles of Incorporation provide that it will indemnify its officers and directors to the full extent permitted by Utah state law. A-Z South State's bylaws likewise provide that the Company will indemnify and hold harmless its officers and directors for any liability including reasonable costs of defense arising out of any act or omission taken on behalf of the Company, to the full extent allowed by Utah law, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 1, 1999, the Company issued 10,000,000 shares of its common stock to Axia Group, Inc. (AXIA), a publicly traded company, in exchange for $10,000 in cash. AXIA advanced funds to the Company for the purchase of the building located at 1374 South State Street in Salt Lake City, Utah. As of September 30, 2000, the Company had an account payable to AXIA for cash advances totaling $121,814, which obligation bears no interest and is payable on demand.

The Company is a wholly owned subsidiary of AXIA. Richard Surber, our president and one of our directors, is also the president and a director of AXIA . Furthermore, AXIA files consolidated federal and state income tax returns, which include A-Z South State Corporation as a wholly owned subsidiary of AXIA.

                             DESCRIPTION OF BUSINESS

This prospectus contains forward-looking statements which involve risks and uncertainties, including trends in the real estate investment market, projected leasing and sales and future prospects. Actual results could differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

General

A-Z South State Corporation was formed under Utah law on November 30, 1999 as a wholly owned subsidiary of Axia Group, Inc., a publicly traded Nevada corporation. We organized the Company for the purpose of investing in commercial properties. We currently own one building in Salt Lake City, Utah and plan to acquire ownership interests in more commercial buildings as we grow in the future.

The Building at 1374 South State Street

On November 30, 1999, the Company bought its only asset to date, a building in Salt Lake City, Utah which the board of directors had identified as an acceptable business opportunity. The Company paid $10,000 cash and entered into two seller-financed mortgages totaling $475,000 (one for $400,000 and another for $75,000) to finance the remainder of the purchase price. As of September 30, 2000, he $75,000 mortgage had been paid off, and the $400,000 mortgage had been paid down to $391,798. The building is a 7,000 square-foot one story retail building located in Salt Lake City, Utah approximately 7 blocks from the central business district. It is divided into two rentable spaces, one comprising approximately 4500 square feet (64% of the total area) and the other comprising approximately 2500 square feet (36%).

As of December 31, 1999, we had two lease agreements in place for the building. The first lease is with a rent-to- own seller of home furnishings and similar goods, named RTO Operating, Inc. DBA HomeChoice, which occupies the 4500 square foot space in the building. RTO's lease calls for monthly rent of $3,800 and expires in January 2004. The second lease was with Jason Nunley, the owner of a thrift store that occupied the 2500 square foot space. His lease called for monthly rent of $1600 and was set to expire in December 2001.

However, Mr. Nunley defaulted on the lease in January 2000, and we replaced him with new tenants in June, 2000-Frank Saucedo and Ana Sanchez, who use the 2500 square foot space in the building as an office for immigration and other legal matters. They have a signed lease with us, which calls for monthly rent of $1,700 and expires on December 31, 2001. The RTO and Saucedo leases together represent an average annual rental rate of $9.48 per square foot.

Overview of the Salt Lake City Retail Real Estate Market

Our decision to invest in Salt Lake area retail properties was influenced by several factors, including the following: the significant growth in retail sales in the city; increased interest in Salt Lake from specialty retailers; relatively low vacancy rates for retail space in the area; estimated slowdowns in the rate of new retail space construction; and Utah economic indicators pointing to above-average retail sales.

Significant Growth in Retail Sales. According to the Summer 2000 Retail Market Trends newsletter published by national real estate broker Grubb & Ellis, the Salt Lake City retail market "continues to expand at an unprecedented rate (12 percent growth in retail sales last year)" and "has attracted attention from more national retailers. Many existing retailers are relocating, expanding or retooling their concepts to improve their market positions. Rental rates remain high."

Increased Interest from Specialty Retailers. Research from the 2000 Mid-Year Review for Salt Lake City, published by worldwide real estate broker Colliers Commerce CRG, indicates that "a more sophisticated, affluent Wasatch Front market is attracting increased interest from specialty retailers," based on the fact that "Almost half of the 700,000 sq. ft. retail component of downtown's Gateway Project has already been leased to specialty retailers, with the center's debut still a year away." Morever, the success of the Shoppes at Riverwoods, Utah's first specialty retail center (located 35 miles south of Salt Lake in Provo, Utah) has induced developers in Provo to proceed with a second phase of construction.

Relatively Low Vacancy Rates for Retail Space. According to the Colliers 2000 Mid-Year Review, "the overall retail market remains vibrant and strong. A parity in the balance between absorption and new construction has continued for the past six years, a period in which vacancy has consistently held at between four and five percent. Four million sq. ft. of the 4.5 million constructed since 1995 has been absorbed." This absorption rate means that most of the newly constructed retail space is being leased by tenants rather than standing vacant.

The building at 1374 South State lies along a major city thoroughfare in the Northeast sector of Salt Lake and, although not part of a strip mall, is comparable to other retail properties in anchorless strip malls due to the relatively high traffic in the area. "Anchorless" means that the strip mall does not have a large "anchor" store in the development.

According to the Colliers research, the vacancy rate for comparable anchorless strip malls in Salt Lake has fluctuated between 4% and 9% from 1996 to the present, with a current vacancy rate near 9%. By comparison, our building has a 0% vacancy rate at the moment, and we expect this to continue for the next year. Vacancy rates for retail properties in the Northeast sector of Salt Lake, according to Colliers, have ranged from 2.68% to 6.15% from 1996 to the present, with a current rate near 3.8%. This vacancy rate information suggests that there is relatively good demand for retail space in our area, among similar types of properties, if we decide to buy other similar properties or need to find additional tenants to fill vacant space.

Estimated Slowdown in Construction of New Retail Space. We estimate that new retail space construction will slow down over the next year or two, which may improve the market for existing retail space. The Colliers report stated that "A rise in new retail construction will peak in 2001.

New construction completed during the first half of this year exceeded mid-year 1999 levels by approximately 400,000 sq. ft. Approximately 645,000 sq. ft. of shopping center space is currently under construction. An enormous wave of new projects being undertaken this year by retailers such as Wal-Mart, Home Depot, Lowe's and Costco will augment the market by almost two million sq. ft. when they come on line next year. Approximately 347,000 sq. ft. of new construction has been proposed for scheduled completion in 2002." Furthermore, a slowdown in expansions by the theater industry is forcing some major retail projects to adjust their tenant mix. Theater chains have overbuilt in markets nationwide, and the moratorium on new construction is altering the makeup of several new Wasatch Front developments.

Utah Economic Indicators Pointing to Above-Average Retail Sales. Colliers notes that Utah's growing population and affluence will continue to draw higher caliber tenants: "The market is achieving demographic milestones that are must-have criteria for upscale tenants. The proposed Grand Salt Lake Mall, which has spurred controversy in Salt Lake City, indicates a future trend in development that is market driven rather than site specific." Moreover, the Colliers study noted that "economic indicators point to sales that will continue to exceed the national average."

Our Plan to Acquire Other Retail Properties

Our business plan is to buy more retail properties that we believe are undervalued, compared to their cash flows and estimated resale value. Our strategy is to identify a property with a favorable financing arrangement already in place, assume that financing, and satisfy any new down-payment with a nominal cash payment or some combination of cash and our own common stock. We plan to lease primarily to commercial tenants. We are prepared to make limited improvements to our properties, so that we can increase occupancy, improve cash flows, and enhance potential resale value. We do not plan to limit the geographical area in which we buy properties; however, given our current financial condition, we will most likely seek properties in the Salt Lake City area.

Employees

As of November 30, 2000, the Company had no full-time or part-time employees.

Reports to Security Holders

We are not required to deliver an annual report to security holders and do not plan to send a copy of the annual report to them. If we choose to create an annual report, it will contain audited financial statements. We intend to file all required information with the Securities and Exchange Commission ("SEC"). We plan to file with the SEC our Forms 10KSB, 10QSB and all other forms that are or may become applicable to us.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street NW, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We have filed all statements and forms with the SEC electronically, and they are available for viewing or copy on the SEC's Internet site, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address for this site is http://www.sec.gov.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this prospectus. Our fiscal year end is December 31.

General

Our business plan for the next twelve months is to continue operating our retail building in Salt Lake City, and to identify and acquire additional undervalued retail properties in the Salt Lake City area.

Expected Cash Requirements

As of September 30, 2000, we had one asset: our building and the land it sits on, valued at a total of $525,705. As of that date, we had $6,618 cash on hand, and our net income as of that date, after allowance for taxes, was $1,781. We believe that rental income will be sufficient to meet our cash requirements to operate the building over the next twelve months. With operations at the present level, we estimate that we will have a net profit from building operations of $14,000 during the next twelve month period. This estimate is based on the assumption that monthly operating rental income and operating costs will remain relatively constant. An unexpected increase or decrease in rental income or operating costs could cause this estimate to vary. There can be no guarantee that operating costs will remain constant through the end of 2001.

If we acquire ownership interests in more rental properties in the coming year, our cash requirements to fund operations could increase. While we have no present intention to raise equity capital for operations in the next twelve months, the acquisition of, or opportunity to acquire, additional commercial real estate could create a need to raise additional capital.

Product Research and Development

We do not plan to conduct any significant research or development activities in the coming twelve month period.

Expected Purchase or Sale of Plant and Equipment

We have no current plan to buy any specific additional plant or equipment. However, we are investigating the possibility of buying additional retail real estate in the Salt Lake area. We are using the services of a licensed real estate broker to suggest potential properties for us. We have investigated a number of potential properties and are continuing to consider buying additional retail properties in the Salt Lake area.

Expected Changes in Number of Employees

We do not expect to hire any employees in the coming twelve-month period.

                             DESCRIPTION OF PROPERTY

Location and Description

We currently own a commercial retail building in Salt Lake City, Utah, located at 1374 South State Street (within approximately 7 blocks of the city's central business district). The building is 7,000 square feet, one story tall, constructed in the late 1960's, and is currently 100% occupied by two tenants, one of whom has a lease for $3,800 per month until 2004, and the other of whom has a $1,700 per month lease until December 31, 2001.

Investment Policies

The Company's policy is to actively pursue the acquisition of real estate for investment income and appreciation in property value. The Company intends to place an emphasis on acquiring commercial retail property which management feels is undervalued. The Company's policy will be to focus primarily on favorable terms of financing and potential return on capital. The Company intends to look for commercial retail properties that can be purchased by assuming the existing financing or by paying the balance of the purchase price with a nominal cash expenditure and/or the issuance of shares of the Company's common stock.

The Company has no present intention to invest in first or second mortgages, securities of companies primarily engaged in real estate activities, or interests in real estate investment trusts or real estate limited partnerships. However, the Company's board of directors is not precluded in the future from participating in such investments.

The Company currently has no limitations on the percentage of assets which may be invested in any one investment, or the type of securities or investments it may buy. However, the board of directors in its discretion may set policies without a vote of the Company's securities holders regarding the percentage of assets which may be invested in any one investment, or type of investment. The Company's current policy is to evaluate each investment based on its potential capital return to the Company on a relatively short term basis. Furthermore, the Company does not plan to enter into the business of originating, servicing or warehousing mortgages or deeds of trust, except as may be incidental to its primary purpose of acquiring real estate.

Description of Real Estate and Operating Data

The Company's primary asset is the commercial retail building located at 1374 South State Street. We paid $10,000 cash, and entered into two seller-financed mortgages totaling $475,000 (one for $400,000 and one for $75,000) for the remaining balance, in order to purchase the building on November 30, 1999. The $75,000 mortgage was paid off on or about September, 2000.

The Company plans to use approximately $110,000 from the proceeds of this offering to renovate and upgrade the building. We plan to install a new roof (approx. $50,000), stucco the building exterior (approx. $40,000), put in a new canopy at the front of the building (approx. $10,000), re-pave the parking lot (approx. $7,000), and upgrade some of the building's windows (approx. $3,000).

The building generates average monthly rental revenue of Five Thousand Five Hundred dollars ($5,500). The average annual rental rate of the commercial retail space in the building is approximately $9.48 per square foot.

Both of the building's two present tenants are under leases. The larger tenant has a lease for $3,800 per month until January 2004. The smaller tenant has a $1,700 per month lease extending until December 31, 2001.

Of the existing tenants, both occupy more than 10% of the available space in the building. The nature of the business of each of these tenants and the principal provisions of their leases are outlined below:


          Lessee                   Type of Business             Type of Lease         Monthly        Square         % Available
                                                                                        Rent          Feet             Space
===============================================================================================================================
   RTO Operating, Inc.             rent-to-own sales            Lease ending           $3,800         4,500             64%
     d/b/a HomeChoice                                              1/30/04
    Frank Saucedo and                office space               Lease ending           $1,700         2,500             36%
       Ana Sanchez                                                12/31/01
===============================================================================================================================

The building is located in downtown Salt Lake City, Utah, roughly 7 blocks from the city's central business district, considered the Northeast sector of the city in the market survey we have relied on. Based on location of retail property, the vacancy rate for other retail properties in the Northeast sector of Salt Lake, according to Colliers, has ranged from 2.68% to 6.15% over the years 1996 to the present, with a current rate near 3.8%.

Based on the type of retail property, the vacancy rates for types of retail space comparable to our building have averaged around 9% through mid-year 2000, throughout the city. Since 1996, this vacancy rate has ranged from 4% to 9%. We have used anchorless strip-malls, meaning strip-malls without a large "anchor" store, as the type of properties comparable to our building because they more closely resemble our property than any of the 4 other categories described in the market surveys we have relied on from Colliers Commerce CRG realtors. The other 4 categories were regional malls, regional centers, community centers, and neighborhood centers. Our building is a stand-alone and not part of any shopping center other than the general commercial area running along State Street, which is one of the main thoroughfares of Salt Lake City, and therefore more closely resembles an anchorless strip mall than the other categories.

The federal tax basis for the building is Five Hundred Thirty Five Thousand dollars ($535,000). The property tax rate is 1.428%. The annual property taxes for 1999 were $5,161.54. The Company is depreciating the property over a 39 year period and uses the straight line method of depreciation for accounting purposes. The Company is of the opinion that the building is adequately covered by insurance.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company currently has no public trading market. In an effort to provide some liquidity for the Company's shareholders and create a public market for its securities, the Company intends to file a Form 15c2-11 so that it may obtain a listing on the Over the Counter Bulletin Board ("OTC BB") upon this offering becoming effective. However, there is no guarantee that the Company will obtain a listing on the OTC BB or that a public market for the Company' securities will develop even if a listing on the OTC BB is obtained.

Record Holders

As of November 30, 2000, there was one shareholder of record holding a total of 10,000,000 shares of common stock. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Dividends

The Company has not declared any cash dividends since inception and does not anticipate paying any dividends in the foreseeable future. The payment of dividends is within the discretion of the board of directors and will depend on the Company's earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit the Company's ability to pay dividends on its common stock other than those generally imposed by applicable state law.

                             EXECUTIVE COMPENSATION

No compensation in excess of $100,000 was awarded to, earned by, or paid to any executive officer or employee of the Company during the years 1999 through 2000. The following table and the accompanying notes provide summary information for each of the last three fiscal years concerning cash and non-cash compensation paid or accrued by Richard Surber, the Company's chief executive officer for the past three years.

                                          Annual Compensation                               Long Term Compensation
                                                                                   Awards                          Payouts
                                                                                        Securities
                                                                        Restricted      Underlying
                                                        Other Annual       Stock         Options                         All Other
   Name and Principal              Salary     Bonus     Compensation     Award(s)          SARs         LTIP payouts    Compensation
        Position           Year      ($)       ($)           ($)            ($)            (#)              ($)              ($)
Richard Surber,            2000      0         -             -             -                -                -                -
President& Director,       1999      0         -             -             -                -                -                -

Compensation of Directors

The Company's directors are not currently compensated for their services as directors of the Company.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in accountants or disagreements between the Company and its accountants.

                           A-Z SOUTH STATE CORPORATION

                                Table of Contents





                                                                            Page

Independent Auditors' Report.................................................F-1


Balance Sheets - September 30, 2000 and December 31, 1999.............F-2 to F-3


Statements of Stockholder's Equity for the nine month and one month periods ended September 30, 2000 and December 31, 1999.......................F-4


Statements of Income for the nine month and one month periods ended
September 30, 2000 and December 31, 1999.....................................F-5


Statements of Cash Flows for the nine month and one month periods ended
September 30, 2000 and December 31, 1999.....................................F-6


Notes to Financial Statements........................................F-7 to F-10

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
A-Z South State Corporation
Salt Lake City, Utah

We have audited the accompanying balance sheets of A-Z South State Corporation as of September 30, 2000 and December 31, 1999, and the related statements of stockholder's equity, income, and cash flows for the nine month and one month periods ended September 30, 2000 and December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A-Z South State Corporation as of September 30, 2000 and December 31, 1999, and the results of operations and cash flows for the nine month and one month periods ended September 30, 2000 and December 31, 1999, in conformity with generally accepted accounting principles.



/s/  Mantyla McReynolds
--------------------------------
Mantyla McReynolds

December 13, 2000
Salt Lake City, Utah

                           A-Z SOUTH STATE CORPORATION
                                 Balance Sheets
                    September 30, 2000 and December 31, 1999

                                                                 September 30,            December 31,
                                                                      2000                    1999
                                                             ----------------------  ----------------------
ASSETS

   Current Assets
      Cash                                                   $                6,618  $                    0
      Rents receivable                                                        1,700
                                                             ----------------------  ----------------------
          Total Current Assets                                                8,318                       0

   Fixed Assets
      Property and equipment, net - Notes 1 & 4                             425,705                 434,093
      Land                                                                  100,000                 100,000
                                                             ----------------------  ----------------------
          Total Fixed Assets                                                525,705                 534,093

TOTAL ASSETS                                                 $              534,023  $              534,093
                                                             ======================  ======================






                 See accompanying notes to financial statements

                           A-Z SOUTH STATE CORPORATION
                                 Balance Sheets
                    September 30, 2000 and December 31, 1999

                                                                 September 30,            December 31,
                                                                      2000                    1999
                                                             ----------------------  ----------------------
LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES

   Current Liabilities
      Accrued liabilities                                    $                5,994  $                1,600
      Payable to parent - Note 2                                            121,814                  45,077
      Mortgage note payable - Note 5                                              0                  75,000
      Income taxes payable - Notes 1, 2 & 3                                   1,186                     966
      Current portion long-term debt - Note 5                                14,356                  12,420
                                                             ----------------------  ----------------------
          Total Current Liabilities                                         143,350                 135,063
                                                             ----------------------  ----------------------

   Long-Term Liabilities
      Mortgage payable - Note 5                                             391,798                 400,000
      Less current portion long-term debt                                   (14,356)                (12,420)
                                                             ----------------------  ----------------------
          Total Long-Term Liabilities                                       377,442                 387,580
                                                             ----------------------  ----------------------

TOTAL LIABILITIES                                                           520,792                 522,643

STOCKHOLDER'S EQUITY
      Capital stock - 50,000,000 shares authorized at $0.001 par;            10,000                  10,000
           10,000,000 shares issued and outstanding
      Retained earnings                                                       3,231                   1,450
TOTAL STOCKHOLDER'S EQUITY                                                   13,231                  11,450
                                                             ----------------------  ----------------------
TOTAL LIABILITIES AND
STOCKHOLDER'S EQUITY                                         $              534,023  $              534,093
                                                             ======================  ======================


                 See accompanying notes to financial statements

                           A-Z SOUTH STATE CORPORATION
                       Statements of Stockholder's Equity
                 for the nine month and one month periods ended
                    September 30, 2000 and December 31, 1999

                                                                           Additional                           Total
                                          Number of         Common           Paid-in         Retained       Stockholder's
                                            Shares           Stock           Capital         Earnings          Equity
                                       ---------------- ---------------  ---------------  ---------------  ---------------
Balance, November 30, 1999                            0 $             0  $             0  $             0  $             0

Issued stock for cash                        10,000,000          10,000                0                0           10,000

Net income for one month 1999                         0               0                0            1,450            1,450
                                       ---------------- ---------------  ---------------  ---------------  ---------------
Balance, December 31, 1999                   10,000,000          10,000                0            1,450           11,450

Net income for nine months 2000                       0               0                0            1,781            1,781
                                       ---------------- ---------------  ---------------  ---------------  ---------------
Balance, September 30, 2000                  10,000,000 $        10,000  $             0   $        3,231  $        13,231
                                       ================ ===============  ===============  ===============  ===============






                 See accompanying notes to financial statements

                           A-Z SOUTH STATE CORPORATION
                              Statements of Income
                 for the nine month and one month periods ended
                    September 30, 2000 and December 31, 1999

                                                                       Nine months             One month
                                                                          ended                  ended
                                                                      September 30,           December 31,
                                                                           2000                   1999
                                                                  ---------------------- ----------------------

Rental revenues                                                   $               47,525 $                4,125

General and administrative expenses                                               15,677                  1,709
                                                                  ---------------------- ----------------------
                           Net income from operations                             31,848                  2,416

Interest expense                                                                  28,881
                                                                  ---------------------- ----------------------
                 Net income before income taxes                                    2,967                  2,416

Provision for income taxes - Notes 1 & 3                                           1,186                    966
                                                                  ---------------------- ----------------------

Net Income                                                        $                1,781 $                1,450
                                                                  ====================== ======================

Net income per common share                                       $                 0.00 $                 0.00
                                                                  ====================== ======================

Weighted average shares outstanding                                           10,000,000             10,000,000
                                                                  ====================== ======================











                 See accompanying notes to financial statements

                           A-Z SOUTH STATE CORPORATION
                            Statements of Cash Flows
                 for the nine month and one month periods ended
                    September 30, 2000 and December 31, 1999

                                                                           Nine months         One month
                                                                              ended              ended
                                                                          September 30,       December 31,
Cash Flows from Operating Activities:                                          2000               1999
                                                                        ------------------ ------------------
Net Income                                                              $            1,781 $            1,450
Adjustments to reconcile net income to net cash provided by
operating activities:
    Depreciation and amortization                                                    8,388                907
    Decrease (increase) in rents receivable                                         (1,700)
    Increase in income tax payable                                                     220                966
    Increase in accrued liabilities                                                  4,394              1,600
                                                                        ------------------ ------------------
       Net Cash Provided by/(Used for) in Operating  Activities                     13,083              4,923

Cash Flows from Investing Activities:
   Purchase of land and building                                                                     (535,000)
                                                                        ------------------ ------------------
       Net Cash Provided by/(Used for) Investing Activities                              0           (535,000)

Cash Flows from Financing Activities:

    Increase (decrease) in notes and mortgages payable                             (83,202)           475,000
    Increase in amount due to shareholder                                           76,737             45,077
    Issued stock for cash                                                                              10,000
                                                                        ------------------ ------------------
              Net Cash Provided by/(used for) Financing Activities                  (6,465)           530,077

                    Net Increase(decrease) in Cash                                   6,618                  0

Beginning Cash Balance                                                                   0                  0
                                                                        ------------------ ------------------

Ending Cash Balance                                                     $            6,618 $             0
                                                                        ================== ==================

Supplemental Disclosure Information:
  Cash paid during the year for interest                                $           28,881 $                0
  Cash paid during the year for income taxes                            $                0 $                0






                 See accompanying notes to financial statements

                           A-Z SOUTH STATE CORPORATION
                          Notes to Financial Statements
                               September 30, 2000




NOTE 1            Summary of Significant Accounting Policies
                  ------------------------------------------

         Nature of Operations

         The Company incorporated under the laws of the State of Utah on November 30, 1999 and is a wholly owned subsidiary of CyberAmerica Corporation. On December 1, 1999 the Company purchased a one story retail building located at 1374 South State Street in Salt Lake City, Utah for the purpose of generating rental income. The building is divided into two rentable areas; one represents 64% of the total area and the other represents 36% of the total.

         Statement of Cash Flows

         Cash is comprised of cash on hand or on deposit in banks. The Company had $6,618 and $0 at September 30, 2000 and December 31, 1999.

         Deferred Income Taxes

         In February 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting For Income Taxes," which is effective for fiscal years beginning after December 15, 1992. SFAS No. 109 requires the asset and liability method of accounting for income taxes. The asset and liability method requires that the current or deferred tax consequences of all events recognized in the financial statements are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years. The Company adopted SFAS No. 109 for financial reporting purposes in 1999. See Note 3 below.

         Depreciation

         The Company's property and equipment is depreciated using the straight-line method for financial reporting purposes and amounted to $8,388 for the nine months ended September 30, 2000 and $907 for the one month period ended December 31, 1999.

         Net Income Per Common Share

         Net income per common share is based on the weighted average number of shares outstanding.

                           A-Z SOUTH STATE CORPORATION
                          Notes to Financial Statements
                               September 30, 2000






         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2            Related Party Transactions

         On December 1, 1999 the company issued 10,000,000 shares of $.001 par value common stock to CyberAmerica Corporation (CYAA), a publicly traded company, for $10,000.00. CYAA advanced funds to the Company for the purchase of a building on December 1, 1999. At September 30, 2000 and December 31, 1999 the Company had a payable to CYAA for cash advances in the amount of $121,814 and $45,077 bearing no interest and payable on demand.

         CYAA files consolidated federal and state income tax returns which include the Company as a member. Income tax expense is allocated from the parent to the members by multiplying the members' net income before tax by the parent's marginal tax rate. In 2000 and 1999 the parent's marginal tax rate was 35% federal and 5% state. Accordingly, income taxes payable at September 30, 2000 and December 31, 1999 were $1,186 and $966, payable to CYAA and not to the taxing authority. This brings the total payable to CYAA at September 30, 2000 and December 31, 1999 to $123,000 and $46,043.

NOTE 3            Accounting for Income Taxes

         The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." For the nine month period ended September 30, 2000 and one month period ended December 31, 1999, the Company incurred income tax expense of $1,186 and $966, payable to its parent (see Note 2 above) as follows.


Income tax payable                     September         December
                                       30, 2000          31, 1999
---------------------------------- ----------------- -----------------
   Federal income tax (35%)        $           1,038  $            845
   State income tax (5%)                         148               121
   Deferred income tax                             0                 0
                                   ----------------- -----------------
        Income tax expense         $           1,186  $            966
                                   ================= =================

NOTE 4            Property and Equipment

         Property and equipment consist of the following:


                                       September           December
                                        30, 2000           31, 1999
                                   ------------------ ------------------
Building                           $          435,000 $         435,000
Accumulated depreciation                       (9,295)             (907)
                                   ------------------ -----------------
                                   $          425,705 $         434,093
                                   ================== ==================


NOTE 5            Debt

         The Company's long-term debt consists of the following:


                                       September           December
                                        30, 2000           31, 1999
                                   ------------------ ------------------
Note secured by building           $          391,798 $          400,000
                                   ------------------ ------------------
                                   $          391,798 $          400,000
                                   ================== ==================

         The note is a seller financed mortgage bearing interest at 9.725% with monthly payments of $4,231.38 beginning on January 1, 2000. The remaining balance plus accrued interest is due and payable in full on December 1, 2002. The note is secured by a trust deed against the building at 1374 South State Street. The trust deed includes a senior trust deed of $375,640, interest rate of 9.25% and monthly payments of $4025.55 payable by seller to a local bank.

          In addition, the seller financed a second mortgage, also secured by a trust deed against the building, in the amount of $75,000 bearing no interest with a due date of September 1, 2000. As of September 30, 2000 this note had been paid in full.

                           A-Z SOUTH STATE CORPORATION
                          Notes to Financial Statements
                               September 30, 2000



         The following is a summary of principal maturities of long-term debt during the next five years:


Twelve months ended September 30, 2001          $               14,356
Twelve months ended September 30, 2002                          14,715
Twelve months ended September 30, 2003                         362,727
Twelve months ended September 30, 2004                               0
Twelve months ended September 30, 2005                               0
                                                ----------------------
Total due within five years                     $              391,798
                                                ======================

NOTE 6            Concentrations

         An extended vacancy in either of the two rentable areas of the building at 1374 South State could have a severe impact on revenues in the near term. At December 31, 1999 the Company had lease agreements in place calling for monthly rents of $3,800 and $1,600 expiring January 2004 and December 2001 respectively. In January 2000 the $1,600 lease was defaulted upon and was subsequently replaced with a new lease for $1,700 per month beginning in June 2000 and expiring in May 2001.

Outside back cover of prospectus.

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of the Company since the date hereof.

Until 40 days after the first date upon which the security was bona fide offered to the public by the issuer or by or through an underwriter (Item 503(e)) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

According to Article Ten of the Company's  Articles of Incorporation and Section
6.09 of the Company's Bylaws, the Company is authorized and required to indemnify its officers and directors to the full extent allowed by the laws of the State of Utah.

Sections 16-10a-901 through 16-10a-909 of the Utah Revised Business Corporation Act provide for indemnification of the Company's officers and directors, and limits on that indemnification, in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company.

To the extent that indemnification may be related to liability arising under the Securities Act, the Securities and Exchange Commission takes the position that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses of this offering, all of which will be paid by the Company:

         SEC Registration Fee............................................$105.60
         Accounting Fees and Expenses...................................5,000.00
         Legal Fees and Expenses.......................................10,000.00
         Printing and Engraving Expenses................................1,000.00
         Transfer Agent and Registrar Fees and Expenses.................2,000.00
         Miscellaneous..................................................1,894.40

                   Total...............................................20,000.00


                     RECENT SALES OF UNREGISTERED SECURITIES

On December 1, 1999, the Company issued 10,000,000 shares of common stock to Axia Group, Inc. at par value ($0.001) for a total of $10,000. The Company relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. The Company made this offering based on the following factors: (1) the issuance was an isolated private transaction by the Company which did not involve a public offering; (2) there was only one offeree who was an affiliate of the Company; (3) the offeree did not resell the stock but continues to hold it until the present; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the sale of the stock took place directly between the offeree and the Company.

                                    EXHIBITS

Exhibit
Number   Page       Description
-------  ----       -----------

3(i)     30         Articles of Incorporation  for A-Z South State  Corporation,
                    filed November 30, 1999

3(ii)    34         Bylaws of the Company, adopted on November 30, 1999

5(i)     44         Legal Opinion and Consent of Counsel

10(i)    47         All-Inclusive Promissory Note Secured by All-Inclusive Trust
                    Deed, dated November 30, 1999

10(ii)   54         All-Inclusive  Trust Deed With  Assignment  of Rents,  dated
                    November 30, 1999

10(iii)  59         Third Promissory Note, dated November 30, 1999

10(iv)   60         Third Deed of Trust With Assignment of Rents, dated December
                    1, 1999

10(v)    65         Assignment of Leases, dated December 1, 1999

10(vi)   66         Warranty Deed, dated December 1, 1999

10(vii)  67         Lease  Agreement  with RTO Operating,  Inc. DBA  HomeChoice, dated October 29, 1998

10(viii) 79         Lease Agreement with Jason Nunley, dated November 12, 1999

10(ix)   89         Lease  Agreement  with Frank Saucedo and Ana Sanchez,  dated
                    May 25, 2000

23       100        Consent of Independent Certified Public Accountant

27       101        Financial Data Schedule "CE"



                                  UNDERTAKINGS

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

B.       The Company will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)
         (1) or (4) or 497(h) under the Securities Act as part of this registration statement at the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that Offering of the securities at that time as the initial bona fide Offering of those securities.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on December 26, 2000.

A-Z South State Corporation

/s/  Richard D. Surber
---------------------------
By Richard D. Surber, President


In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


/s/  Richard D. Surber           President, Director,         December 26, 2000
----------------------------     Chief Financial Officer
Richard D. Surber



/s/  Ed G. Haidenthaller         Director                     December 26, 2000
----------------------------
Ed G. Haidenthaller



/s/  Bruce M. Pritchett          Director                     December 26, 2000
----------------------------
Bruce M. Pritchett